Exhibit 10.6

NED Board Member Agreement

Date: 18th November 2022

Dear Tracy,

We are pleased to confirm as follows the terms of your appointment as an NED to the board (“Board”) of Perfect Moment Ltd.

1.	Appointment

1.1	Your appointment will be effective as from the date of this advisory agreement (“Agreement”), and your appointment may, subject to clause 1.2 below, be terminated by either party at any time with 1 months’ written notice to the other party.

1.2	Your appointment may be terminated by the Company without written notice if you commit a material breach of your obligations under this Agreement, or if you are subject to enforcement action taken by a regulatory organisation.

2.	Role and Duties

2.1

As a member of the Board of Perfect Moment you agree to provide the following services (“Services”) upon the terms and conditions set out below. The Services may be modified from time to time.

•      General consultancy and advisory services as may be required from time to time

•      Attendance of Board meetings, pre-reading of materials and meeting with members of the Perfect Moment team and contractors

•      Act as an interim Ecom Trading Director until the permanent replacement is hired

•     It is estimated that you will commit 3 days a week between the date of commencement (21st November 2022) until the end of January 2023 and thereafter 2 days a month.

•      Any special projects that require more time will be agreed between the two parties.

2.2	You agree to provide the services envisaged hereunder in a professional manner and will conform to the standards generally observed in the industry for similar services.

2.3	You agree to provide to the Company, and hereby authorise the Company, to use your name, logo of the organisation to which you belong, picture, bio data and other relevant professional information as necessary in any or all the marketing materials (presentations, flyers, promotional material, website etc.) related to Perfect Moment Ltd.

2.4	You agree to disclose to the Company any involvement you have with listed companies and the nature of your involvement (director, consultant, senior employee etc.). Furthermore, you agree that you will not disclose to the Company any material non-public information pertaining to any listed company.

Perfect Moment Ltd

United House, 9 Pembridge Road, London W11 3JY

3.	Fees and Expenses

3.1	As compensation for the Services to be provided you will receive a fee of GBP 1,500 per day, subject to providing to the Company the supporting information (to the satisfaction of the Company) to assess the time spent on the Services. This fee is to be paid at the end of each relevant calendar month in which the Services are provided.

3.2	You agree to provide to the Company all the relevant information required by the Company to complete its Know Your Customer and Anti Money Laundering checks before the execution of this Agreement.

4.	Confidentiality

4.1

“Confidential Information” means without limitation, the intellectual property, materials, data and information that may be obtained by you as a result of entering into this Agreement.

“Confidential Information” does not include any information which at the time of disclosure or thereafter is (i) generally available to or known by the public (other than as a result of its disclosure by you), (ii) available to you on a non-confidential basis from a source other than the Company or its advisors, or (iii) independently acquired or developed by you without violating any of its obligations under this Agreement;

4.2	You agree that you will not, during the term of this Agreement nor for a period of 5 years after its termination or expiry, divulge or communicate Confidential Information to any person, firm, corporation, company or other organisation whatsoever.

5.	Status and General

5.1	Nothing in this Agreement shall be deemed to imply that the relationship between the Company and you is that of employer and employee. Neither this Agreement nor the operation of the Company shall constitute a partnership between you and the Company. In providing the Services you will not be deemed to be giving any legal advice to the Company.

5.2	No waiver or amendment of any provision of this Agreement shall be effective unless made by a written instrument signed by both parties.

5.3	Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided herein, and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by laws.

5.4	This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings between the parties with respect thereto.

5.5	The Company may assign or transfer this Agreement and the rights and obligations thereunder, including to any Group Company. The Consultant shall not assign, subcontract, delegate or transfer all or any portion of this Agreement or any of him obligations hereunder without the prior written consent of the Company.

Perfect Moment Ltd

United House, 9 Pembridge Road, London W11 3JY

6.	Governing Law

6.1	This Agreement shall in all respects be interpreted and construed in accordance with and governed by the laws of England & Wales and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of England & Wales.

/s/ Mark Buckley	/s/ Tracy Barwin

SIGNED BY Mark Buckley	SIGNED BY Tracy Barwin

On behalf of Perfect Moment Ltd

Date: 18 November 2022	Date: 18 November 2022

Perfect Moment Ltd

United House, 9 Pembridge Road, London W11 3JY